Exhibit 99.1

Summary of Director Compensation
For Service on the Boards of Puget Energy and Puget Sound Energy
Effective July 1, 2003

Quarterly Board Chairman retainer (in addition to Board member retainer)	$10,000
Quarterly Board member retainer	$15,000 (a minimum of two-thirds paid in Puget Energy stock) (a)
Quarterly Audit Committee Chair retainer	$2,500
Quarterly Audit Committee member retainer, other than Audit Committee Chair	$1,000
Quarterly Compensation and Governance Committee Chair retainer	$1,500
Quarterly Security Pricing Committee Chair retainer	$ 500
Quarterly Securities Pricing Committee member retainer	$ 500 (no meeting fees)
Board meeting or Committee meeting attendance fees	$1,250 (b)

(a)	100% of retainer fees paid quarterly are paid in the form of Puget Energy common stock until a director owns two years of retainer fees in stock of Puget Energy.

(b)	Meeting fees for attendance at Board or Board Committee meetings scheduled as telephonic meetings will be reduced by 50% unless they last for over 60 minutes.

Deferred Compensation Plan
Directors are eligible to participate in Puget Sound Energy’s Deferred Compensation Plan for directors. Directors annually elect to defer all or a part of their fees payable in cash. Deferred compensation can be allocated in one or more "measurement funds" (which currently includes an interest crediting fund, an equity index fund, a bond index fund and a Puget Energy common stock fund). Changes in "Measurement Funds" allocations are allowed quarterly. Directors annually elect the form of distribution (interim distribution or a retirement annuity paid over a 12 to 240 month period at the participant’s election).

Puget Energy Director Stock Plan
Directors participate in the Puget Energy Director Stock Plan. Under the plan, a director elects to receive from two-thirds to 100% of their quarterly retainer fees in the form of Puget Energy common stock. Additionally, receipt of the stock can be deferred until retirement or resignation from the board. Dividend equivalents are accrued on Puget Energy shares deferred. Directors electing to defer receipt of shares elect to receive their distributions over a period of up to 5 years after board service ceases.

Director Liability Insurance
The Company maintains directors and officers liability insurance with a current liability coverage limit of $75 million with a $2 million self insurance retention level. In addition, the Company maintains $25 million of "Side-A" (personal liability coverage for Directors and Officers) with no deductible.

Charitable Gift Matching
Puget Sound Energy’s Charitable Gift Matching Program provides annual matching of eligible director charitable contributions of up to $500/yr.

Out-of-Pocket Expenses
Puget Energy will reimburse Directors for the out-of-pocket expenses of attending Board and Board Committee meetings. Advise the Corporate Secretary, of any such expenses.